EXHIBIT 99.1
NEWS RELEASE

Cleveland-Cliffs Reports Full-Year and Fourth-Quarter 2023 Results

CLEVELAND—January 29, 2024—Cleveland-Cliffs Inc. (NYSE: CLF) today reported full-year and fourth-quarter results for the period ended December 31, 2023.
Full-Year Highlights

•Revenues of $22.0 billion
•Record steel shipments of 16.4 million net tons, including record automotive shipments
•Cash flow from operations of $2.3 billion
•Free cash flow of $1.6 billion3, including approximately $500 million in the fourth quarter of 2023
•Year-end net debt of $2.9 billion4
•Net pension and OPEB liabilities reduced to $586 million, a $3.6 billion reduction since 2020

Full-Year Consolidated Results
Full-year 2023 consolidated revenues were $22.0 billion, compared to the prior year's consolidated revenues of $23.0 billion.

As previously foreshadowed in Cliffs' 2022 10-K, full-year results included a goodwill impairment charge totaling $125 million, related to the Tooling & Stamping business within the Other Businesses segment, primarily driven by revised investment plans and higher discount rates. For the full year 2023, the Company generated GAAP net income of $450 million, or $0.78 per diluted share, with adjusted net income2 of $545 million and adjusted EPS2 of $1.07 per diluted share. This compares to 2022 net income of $1.4 billion, or $2.55 per diluted share, with adjusted net income2 of $1.4 billion or $2.74 per diluted share. For the full year 2023, Adjusted EBITDA1 was $1.9 billion, compared to $3.2 billion in 2022. The reduction was primarily driven by lower steel index pricing in 2023 compared to 2022, partially offset by higher sales volumes and lower operating costs.

In 2023, the Company recorded cash flows from operations of $2.3 billion and had capital expenditures of $646 million, equating to free cash flow of $1.6 billion3. During 2023, the Company reduced its net debt3 by $1.3 billion, using the majority of its free cash flow for this purpose.

Fourth-Quarter Consolidated Results
Fourth-quarter 2023 consolidated revenues were $5.1 billion, compared to prior-year fourth-quarter consolidated revenues of $5.0 billion.

For the fourth quarter of 2023, the Company recorded a GAAP net loss of $139 million, or $0.31 per diluted share, with an adjusted net loss2 of $25 million or $0.05 per diluted share. In the prior-year fourth quarter, the Company recorded a net loss of $204 million, or $0.41, with an adjusted net loss2 of $208 million or $0.40 per diluted share.

In the fourth quarter of 2023, the Company recorded cash flows from operations of $652 million and had capital expenditures of $165 million, equating to free cash flow of $487 million3. Net debt4 was reduced by approximately $500 million during the quarter.

Fourth-quarter 2023 Adjusted EBITDA1 was $279 million, compared to $123 million in the fourth quarter of 2022.

Lourenco Goncalves, Cliffs’ Chairman, President and CEO said: “2023 was another great year for Cleveland-Cliffs, in which we accomplished several goals in commercial, operations, finance and human resources. Steel demand remained healthy throughout the entire year, with our most important market – the automotive sector – performing well. Even with the UAW labor strike late in Q3 and into Q4, automotive steel demand remained consistently strong, as we anticipated. After it was clear that the strike was not creating any real issues in the marketplace, non-automotive clients de-stocking their inventories betting on lower steel prices were compelled to buy steel at higher prices.”

Mr. Goncalves added: “Our 2023 total steel shipments of 16.4 million tons set a record since we became a steel company in 2020. We now have four consecutive quarters with steel shipments above 4 million tons. We generated robust free cash flow of more than $1.6 billion and primarily used it to continue to pay down debt, while also repurchasing more than 10 million shares at an average price of $14.68 per share. Our net debt of $2.9 billion at the end of 2023 is below our publicly stated target of $3.0 billion, and our liquidity is now at an all-time high of $4.5 billion. We ended 2023 with a zero balance on our ABL, as planned. Going forward, and assuming a fair scrap marketplace -- free from artificial, provoked and hard-to-explain moves -- with scrap demand growing and scrap supply shrinking, there is no good reason for scrap prices to go down. If true supply and demand for scrap in the U.S. prevails, there is no good reason for HRC prices to go below $1,000 per net ton."

Mr. Goncalves continued: “Another very important highlight of 2023 at Cleveland-Cliffs was our success in significantly reducing our unit costs. We expect steel unit costs to further decrease $30 per ton in 2024. Together with expected strong shipments in 2024, we should continue to generate healthy free cash flow throughout the year. With our net debt target achieved and our shares still undervalued, we can now put a stronger focus on aggressive share buybacks.”

Mr. Goncalves concluded: “Our position as an American leader in the steel industry has never been stronger, and that is particularly relevant in turbulent periods for the world, like the one we are living through right now. We remain committed to all stakeholders of Cleveland-Cliffs, and that includes our union represented and non-union workforce, investors, customers, suppliers, communities and the United States of America. Our relationship with each and every one of these stakeholders is incorporated into every decision we make as a company. Cleveland-Cliffs is proud of being American owned, American operated, and a reliable foundation of American values.”

Steelmaking Segment Results

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended
	2023	2022	2023	2022	Sept. 30, 2023
External Sales Volumes
Steel Products (net tons)	4,039	3,838	16,432	14,751	4,106
Selling Price - Per Net Ton
Average net selling price per net ton of steel products	$1,093	$1,156	$1,171	$1,360	$1,203
Operating Results - In Millions
Revenues	$4,954	$4,902	$21,331	$22,383	$5,443
Cost of goods sold	(4,798)	(4,966)	(19,979)	(19,914)	(4,970)
Gross margin	$156	$(64)	$1,352	$2,469	$473

Full-year 2023 steel product volume of 16.4 million net tons consisted of 36% hot-rolled, 29% coated, 15% cold-rolled, 5% plate, 4% stainless and electrical, and 11% other, including slabs and rail. Fourth-quarter 2023 steel product volume of 4.0 million net tons consisted of 36% hot-rolled, 28% coated, 15% cold-rolled, 5% plate, 4% stainless and electrical, and 12% other, including slabs and rail.

Full-year 2023 Steelmaking revenues of $21.3 billion included approximately $7.4 billion, or 35%, of sales to direct automotive customers; $5.6 billion, or 26%, of sales to the infrastructure and manufacturing market; $5.3 billion, or 25%, of sales to the distributors and converters market; and $2.9 billion, or 14%, of sales to steel producers. Fourth-quarter 2023 Steelmaking revenues of $5.0 billion included approximately $1.6 billion, or 33%, of sales to direct automotive customers; $1.3 billion, or 26%, of sales to the distributors and converters market; $1.3 billion, or 26%, of sales to the infrastructure and manufacturing market; and $715 million, or 14%, of sales to steel producers.

Liquidity and Cash Flow
During the fourth quarter of 2023, the outstanding balance of the Company's ABL Facility was eliminated, a reduction of $325 million during the quarter. The ABL was fully undrawn as of December 31, 2023. As of December 31, 2023, the Company's net debt4 was $2.9 billion, down from $3.4 billion in the third quarter of 2023.

The Company ended 2023 with record liquidity of $4.5 billion.

Outlook
The Company put forth the following expectations for the full-year 2024:
•Steel shipment volumes of 16.5 million net tons, compared to 16.4 million net tons in 2023;
•Steel unit cost reductions of approximately $30 per net ton, corresponding to an approximate $500 million Adjusted EBITDA benefit compared to 2023; and
•Capital expenditures of $675 to $725 million.

The Company expects its Adjusted EBITDA performance in the first quarter of 2024 to meaningfully exceed its Adjusted EBITDA performance in the fourth quarter of 2023.

Conference Call Information
Cleveland-Cliffs Inc. will host a conference call on January 30, 2024, at 8:30 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.clevelandcliffs.com
About Cleveland-Cliffs Inc.
Cleveland-Cliffs is the largest flat-rolled steel producer in North America. Founded in 1847 as a mine operator, Cliffs also is the largest manufacturer of iron ore pellets in North America. The Company is vertically integrated from mined raw materials, direct reduced iron, and ferrous scrap to primary steelmaking and downstream finishing, stamping, tooling, and tubing. Cleveland-Cliffs is the largest supplier of steel to the automotive industry in North America and serves a diverse range of other markets due to its comprehensive offering of flat-rolled steel products. Headquartered in Cleveland, Ohio, Cleveland-Cliffs employs approximately 28,000 people across its operations in the United States and Canada.

Forward-Looking Statements
This release contains statements that constitute "forward-looking statements" within the meaning of the federal securities laws. All statements other than historical facts, including, without limitation, statements regarding our current expectations, estimates and projections about our industry or our businesses, are forward-looking statements. We caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: continued volatility of steel, iron ore and scrap metal market prices, which directly and indirectly impact the prices of the products that we sell to our customers; uncertainties associated with the highly competitive and cyclical steel industry and our reliance on the demand for steel from the automotive industry; potential weaknesses and uncertainties in global economic conditions, excess global steelmaking capacity, oversupply of iron ore, prevalence of steel imports and reduced market demand; severe financial hardship, bankruptcy, temporary or permanent shutdowns or operational challenges of one or more of our major customers, key suppliers or contractors, which, among other adverse effects, could disrupt our operations or lead to reduced demand for our products, increased difficulty collecting receivables, and customers and/or suppliers asserting force majeure or other reasons for not performing their contractual obligations to us; risks related to U.S. government actions with respect to Section 232 of the Trade Expansion Act of 1962 (as amended by the Trade Act of 1974), the United States-Mexico-Canada Agreement and/or other trade agreements, tariffs, treaties or policies, as well as the uncertainty of obtaining and maintaining effective antidumping and countervailing duty orders to counteract the harmful effects of unfairly traded imports; impacts of existing and increasing governmental regulation, including potential environmental regulations relating to climate change and carbon emissions, and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorizations of, or from, any governmental or regulatory authority and costs related to implementing improvements to ensure compliance with regulatory changes, including potential financial assurance requirements, and reclamation and remediation obligations; potential impacts to the environment or exposure to hazardous substances resulting from our operations; our ability to maintain adequate liquidity, our level of indebtedness and the availability of capital could limit our financial flexibility and cash flow necessary to fund working capital, planned capital expenditures, acquisitions, and other general corporate purposes or ongoing needs of our business, or to repurchase our common shares; our ability to reduce our indebtedness or return capital to shareholders within the currently expected timeframes or at all; adverse changes in credit ratings, interest rates, foreign currency rates and tax laws, including adverse impacts as a result of the Inflation Reduction Act; the outcome of, and costs incurred in connection with, lawsuits, claims, arbitrations or governmental proceedings relating to commercial and business disputes, antitrust claims, environmental matters, government investigations, occupational or personal injury claims, property-related matters, labor and employment matters, or suits involving legacy operations and other matters; supply chain disruptions or changes in the cost, quality or availability of energy sources, including electricity, natural gas and diesel fuel, critical raw materials and supplies, including iron ore, industrial gases, graphite electrodes, scrap metal, chrome, zinc, coke and metallurgical coal, and critical manufacturing equipment and spare parts; problems or disruptions associated with transporting products to our customers, moving manufacturing inputs or products internally among our facilities, or suppliers transporting raw materials to us; the risk that the cost or time to implement a strategic or sustaining capital project may prove to be greater than originally anticipated; our ability to consummate any public or private acquisition transactions and to realize any or all of the anticipated benefits or estimated future synergies, as well as to successfully integrate any acquired businesses into our existing businesses; uncertainties associated with natural or human-caused disasters, adverse weather conditions, unanticipated geological conditions, critical equipment failures, infectious disease outbreaks, tailings dam failures and other unexpected events; cybersecurity incidents relating to, disruptions in, or failures of, information technology systems that are managed by us or third parties that host or have access to our data or systems, including the loss, theft or corruption of sensitive or essential business or personal information and the inability to access or control systems; liabilities and costs arising in connection with any business decisions to temporarily or indefinitely idle or permanently close an operating facility or mine, which could adversely impact the carrying value of associated assets and give rise to impairment charges or closure and reclamation obligations, as well as uncertainties associated with restarting any previously idled operating facility or mine; our level of self-insurance and our ability to obtain sufficient third-party insurance to adequately cover potential adverse events and business risks; uncertainties associated with our ability to meet customers’ and suppliers’ decarbonization goals and reduce our greenhouse gas emissions in alignment with our own announced targets; challenges to maintaining our social license to operate with our stakeholders, including the impacts of our operations on local communities, reputational impacts of operating in a carbon-intensive industry that produces greenhouse gas emissions, and our ability to foster a consistent operational and safety track record; our actual economic mineral reserves or reductions in current mineral reserve estimates, and any title defect or loss of any lease, license, easement or other possessory interest for any mining property; our ability to maintain satisfactory labor relations with unions and employees; unanticipated or higher costs associated with pension and OPEB obligations resulting from changes in the value of plan assets or contribution increases required for unfunded obligations; uncertain availability or cost of skilled workers to fill critical operational positions and potential labor shortages caused by experienced employee attrition or otherwise, as well as our ability to attract, hire, develop and retain key personnel; the amount and timing of any repurchases of our common shares; and potential significant deficiencies or material weaknesses in our internal control over financial reporting.
For additional factors affecting the business of Cliffs, refer to Part I – Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2022, and other filings with the SEC.
SOURCE: Cleveland-Cliffs Inc.

MEDIA CONTACT:		INVESTOR CONTACT:
Patricia Persico Senior Director, Corporate Communications (216) 694-5316		James Kerr Director, Investor Relations (216) 694-7719
FINANCIAL TABLES FOLLOW ###

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended
(In Millions, Except Per Share Amounts)	2023	2022	2023	2022	Sept. 30, 2023
Revenues	$5,112	$5,044	$21,996	$22,989	$5,605
Operating costs:
Cost of goods sold	(4,944)	(5,104)	(20,605)	(20,471)	(5,125)
Selling, general and administrative expenses	(162)	(116)	(577)	(465)	(139)
Acquisition-related costs	(7)	—	(12)	(4)	(5)
Goodwill impairment	(125)	—	(125)	—	—
Miscellaneous – net	26	(6)	—	(110)	(11)
Total operating costs	(5,212)	(5,226)	(21,319)	(21,050)	(5,280)
Operating income (loss)	(100)	(182)	677	1,939	325
Other income (expense):
Interest expense, net	(63)	(71)	(289)	(276)	(70)
Gain (loss) on extinguishment of debt	—	1	—	(75)	—
Net periodic benefit credits other than service cost component	54	64	204	212	50
Other non-operating income (loss)	1	2	5	(4)	(2)
Total other expense	(8)	(4)	(80)	(143)	(22)
Income (loss) from continuing operations before income taxes	(108)	(186)	597	1,796	303
Income tax expense	(30)	(19)	(148)	(423)	(29)
Income (loss) from continuing operations	(138)	(205)	449	1,373	274
Income (loss) from discontinued operations, net of tax	(1)	1	1	3	1
Net income (loss)	(139)	(204)	450	1,376	275
Net income attributable to noncontrolling interests	(16)	(10)	(51)	(41)	(11)
Net income (loss) attributable to Cliffs shareholders	$(155)	$(214)	$399	$1,335	$264

Earnings (loss) per common share attributable to Cliffs shareholders - basic
Continuing operations	$(0.31)	$(0.41)	$0.78	$2.57	$0.52
Discontinued operations	—	—	—	—	—
	$(0.31)	$(0.41)	$0.78	$2.57	$0.52
Earnings (loss) per common share attributable to Cliffs shareholders - diluted
Continuing operations	$(0.31)	$(0.41)	$0.78	$2.55	$0.52
Discontinued operations	—	—	—	—	—
	$(0.31)	$(0.41)	$0.78	$2.55	$0.52

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	December 31,
(In millions)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$198	$26
Accounts receivable, net	1,840	1,960
Inventories	4,460	5,130
Other current assets	138	306
Total current assets	6,636	7,422
Non-current assets:
Property, plant and equipment, net	8,895	9,070
Goodwill	1,005	1,130
Pension and OPEB assets	329	356
Other non-current assets	672	777
TOTAL ASSETS	$17,537	$18,755
LIABILITIES
Current liabilities:
Accounts payable	$2,099	$2,186
Accrued employment costs	511	429
Accrued expenses	380	383
Other current liabilities	518	551
Total current liabilities	3,508	3,549
Non-current liabilities:
Long-term debt	3,137	4,249
Pension and OPEB liabilities	821	1,058
Deferred income taxes	639	590
Other non-current liabilities	1,310	1,267
TOTAL LIABILITIES	9,415	10,713
TOTAL EQUITY	8,122	8,042
TOTAL LIABILITIES AND EQUITY	$17,537	$18,755

CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
OPERATING ACTIVITIES
Net income (loss)	$(139)	$(204)	$450	$1,376
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	235	246	973	1,034
Deferred income taxes	(18)	(120)	114	90
Pension and OPEB credits	(44)	(51)	(163)	(132)
Goodwill impairment	125	—	125	—
Loss (gain) on extinguishment of debt	—	(1)	—	75
Other	(45)	47	76	151
Changes in operating assets and liabilities:
Accounts receivable, net	284	342	120	197
Inventories	132	412	670	64
Income taxes	106	87	122	(22)
Pension and OPEB payments and contributions	(10)	(30)	(94)	(204)
Payables, accrued employment and accrued expenses	99	(136)	4	(70)
Other, net	(73)	(103)	(130)	(136)
Net cash provided by operating activities	652	489	2,267	2,423
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(165)	(227)	(646)	(943)
Acquisition of FPT, net of cash acquired	—	—	—	(31)
Other investing activities	44	18	55	38
Net cash used by investing activities	(121)	(209)	(591)	(936)
FINANCING ACTIVITIES
Repurchase of common shares	—	(30)	(152)	(240)
Proceeds from issuance of debt	—	—	750	—
Repayments of senior notes	—	(3)	—	(1,358)
Borrowings under credit facilities	—	1,099	3,004	5,749
Repayments under credit facilities	(325)	(1,325)	(4,868)	(5,494)
Debt issuance costs	—	—	(34)	—
Other financing activities	(39)	(51)	(204)	(166)
Net cash used by financing activities	(364)	(310)	(1,504)	(1,509)
Net increase (decrease) in cash and cash equivalents	167	(30)	172	(22)
Cash and cash equivalents at beginning of period	31	56	26	48
Cash and cash equivalents at end of period	$198	$26	$198	$26

1 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - EBITDA AND ADJUSTED EBITDA

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented EBITDA and Adjusted EBITDA on a consolidated basis. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of non-cash and/or non-recurring items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended
(In millions)	2023	2022	2023	2022	Sept. 30, 2023
Net income (loss)	$(139)	$(204)	$450	$1,376	$275
Less:
Interest expense, net	(63)	(71)	(289)	(276)	(70)
Income tax expense	(30)	(19)	(148)	(423)	(29)
Depreciation, depletion and amortization	(235)	(246)	(973)	(1,034)	(249)
Total EBITDA	$189	$132	$1,860	$3,109	$623
Less:
EBITDA from noncontrolling interests	$23	$17	$83	$74	$20
Gain (loss) on extinguishment of debt	—	1	—	(75)	—
Acquisition-related expenses and adjustments	(7)	—	(12)	(1)	(3)
Goodwill impairment	(125)	—	(125)	—	—
Asset impairment	—	—	—	(29)	—
Non-cash gain on sale of business	28	—	28	—	—
Other, net	(9)	(9)	(25)	(29)	(8)
Total Adjusted EBITDA[1]	$279	$123	$1,911	$3,169	$614

EBITDA of noncontrolling interests includes the following:
Net income attributable to noncontrolling interests	$16	$10	$51	$41	$11
Depreciation, depletion and amortization	7	7	32	33	9
EBITDA of noncontrolling interests	$23	$17	$83	$74	$20

2 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE RECONCILIATION

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented Adjusted net income (loss) attributable to Cliffs shareholders and Adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted. These measures are used by management, investors, lenders and other external users of our financial statements to assess our operating performance and to compare operating performance to other companies in the steel industry, showing results exclusive of non-cash and/or non-recurring items. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these consolidated measures to their most directly comparable GAAP measures is provided in the table below.

	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended
(In millions)	2023	2022	2023	2022	Sept. 30, 2023
Net income (loss) attributable to Cliffs shareholders	$(155)	$(214)	$399	$1,335	$264
Adjustments:
Gain (loss) on extinguishment of debt	—	1	—	(75)	—
Acquisition-related expenses and adjustments	(7)	—	(12)	(1)	(3)
Goodwill impairment[1]	(125)	—	(125)	—	—
Tax valuation allowance	(14)	—	(14)	—	—
Asset impairment	—	—	—	(29)	—
Non-cash gain on sale of business	28	—	28	—	—
Other, net	(9)	(9)	(25)	(29)	(8)
Income tax effect[1]	(3)	2	2	32	3
Adjusted net income (loss) attributable to Cliffs shareholders	$(25)	$(208)	$545	$1,437	$272

Earnings (loss) per common share attributable to Cliffs shareholders - diluted	$(0.31)	$(0.41)	$0.78	$2.55	$0.52
Adjusted earnings (loss) per common share attributable to Cliffs shareholders - diluted	$(0.05)	$(0.40)	$1.07	$2.74	$0.53

[1]Goodwill impairment is non-deductible for income tax purposes.

3 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - FREE CASH FLOW

Free cash flow is a non-GAAP measure defined as net cash provided by operating activities less purchase of property, plant and equipment. Management believes it is an important measure to assess the cash generation available to service debt, strategic initiatives or other financing activities. The following table provides a reconciliation of operating cash flows to free cash flows:

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
Net cash provided by operating activities	$652	$489	$2,267	$2,423
Purchase of property, plant and equipment	(165)	(227)	(646)	(943)
Free cash flow	$487	$262	$1,621	$1,480

4 CLEVELAND-CLIFFS INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION - NET DEBT

Net debt is a non-GAAP financial measure that management uses in evaluating financial position. Net debt is defined as long-term debt less cash and cash equivalents. Management believes net debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

(In millions)	December 31, 2023	September 30, 2023	December 31, 2022
Long-term debt	$3,137	$3,458	$4,249
Less: Cash and cash equivalents	198	31	26
Net debt	$2,939	$3,427	$4,223